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                                                                    EXHIBIT 10.7

                                                                        04/16/97

                            W.R. BERKLEY CORPORATION
                       ANNUAL INCENTIVE COMPENSATION PLAN


                                    ARTICLE I

                                     PURPOSE

The purpose of the Annual Incentive Compensation Plan (the "Plan") is to provide incentive compensation to senior executives of W.R. Berkley Corporation (the "Company") in recognition of their significant contributions to the growth, profitability and success of the Company from year to year.

The Company intends that compensation payable under the Plan will constitute "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Plan shall be administratively interpreted and construed in a manner consistent with such intent.

Subject to approval by the Company's stockholders, the Plan is effective as of January 1, 1997.

                                   ARTICLE II

                                   DEFINITIONS

         2.1 Annual Incentive Pool: For any Year, the amount equal to the percentage of Earnings determined by the Board at the beginning of the Year, subject to the condition that Earnings meet the Corporate Threshold for that Year.

         2.2 Board: The Board of Directors of the Company.

         2.3 Code: The Internal Revenue Code of 1986, as amended from time to time.

         2.4 Committee: The Compensation and Stock Option Committee of the Board, which is comprised solely of two or more "outside directors" within the meaning of Section 162(m) of the Code.

         2.5 Company: W.R. Berkley Corporation, a Delaware corporation, and its consolidated subsidiaries, or any successors thereto.

         2.6 Corporate Threshold: For any Year, 85 percent of budgeted Earnings, which is the minimum amount of Earnings that the Company must achieve in order to establish an Annual Incentive Pool for that Year.
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         2.7 Disability: Disability, as defined in a Participant's employment agreement with the Company, or, absent an agreement, in the Company's group disability insurance contract.

         2.8 Earnings: For any Year, net income of the Company available to common stockholders, on a consolidated basis, determined in accordance with generally accepted accounting principles, as reported in the Company's audited consolidated financial statements for that Year.

         2.9 Incentive Allocation: For any Year, a Participant's formulated share of the Annual Incentive Pool, determined by the Committee in accordance with Sections 6.3 and 6.4.

         2.10 Incentive Award: For any Year, the amount of compensation payable under the Plan to a Participant, determined by the Committee in accordance with
Section 6.5.

         2.11 Participant: For any Year, an executive of the Company designated by the Committee to participate in the Plan.

         2.12 Performance Goals: For any Year, the performance measures applicable to a Participant, established by the Committee in accordance with
Article V.

         2.13 Plan: The W.R. Berkley Corporation Annual Incentive Compensation Plan, as herein set forth and as it may be amended from time to time.

         2.14 Target Allocation: For any Year, a Participant's share of the Annual Incentive Pool for achievement of his or her Performance Goals for that Year, determined by the Committee in accordance with Section 6.1.

         2.15 Termination Without Cause: Termination of a Participant's employment by the Company without "Cause," as defined in the Participant's employment agreement with the Company, or, absent an agreement defining "Cause," termination of the Participant's employment by the Company for any reason other than (i) continuing and material failure to fulfill his or her employment obligations or willful misconduct or gross neglect in the performance of such duties, (ii) commission of fraud, misappropriation or embezzlement in the performance of such duties, or (iii) conviction of a felony, which, as determined in good faith by the Board, constitutes a crime involving moral turpitude and may result in material harm to the Company.

         2.16 Year: The calendar year, which is the fiscal year of the Company.

                                   ARTICLE III

                                 ADMINISTRATION

         3.1 The Plan shall be administered by the Committee. For any Year, the Committee shall (i) designate the executives of the Company who shall participate in the Plan, (ii) establish


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Performance Goals for each Participant and certify the extent of their achievement and (iii) determine each Participant's Target Allocation, Incentive Allocation and Incentive Award.

         3.2 Subject to the provisions of the Plan, the Committee shall have full power and authority to (i) interpret the Plan, (ii) adopt rules and regulations relating to the conduct of its business and to the Plan and (iii) make all determinations necessary or advisable for the administration of the Plan. Determinations of the Committee in the administration of the Plan shall be conclusive and binding on the Participants and all other parties concerned.

                                   ARTICLE IV

                                  PARTICIPATION

         4.1 Only executives of the Company who, in the Committee's judgment, have contributed, or have the capacity to contribute, in a substantial measure to the successful performance of the Company for a given Year, shall be eligible to participate in the Plan for that Year.

         4.2 In selecting Participants for any Year, the Committee shall take into account such factors as the individual's position, experience, knowledge, responsibilities, advancement potential and past and anticipated contribution to Company performance.

                                    ARTICLE V

                                PERFORMANCE GOALS

         5.1 Not later than 90 days after the beginning of any Year, the Committee shall establish Performance Goals for each Participant for that Year.

         5.2 Performance Goals established by the Committee for any Year may differ among Participants. The Performance Goals of individual Participants shall be based on criteria in one or more of the following categories, as may be applicable: (i) Earnings per share of common stock, net income and insurance premiums written, (ii) return on common stockholders' equity, (iii) the Company's combined ratio compared to the property and casualty industry combined ratio as calculated by A.M. Best Company and (iv) individual performance, taking into account individual goals and objectives.

         5.3 In establishing Performance Goals for any Year, the Committee shall determine, in its discretion, from among the categories specified in Section 5.2, the categories and criteria to be used in measuring each Participant's performance and the percentage allocation for each of the categories and each of the criteria, the sum of which allocations, respectively, shall equal 100 percent. The Committee shall also determine for each Participant for the same Year a threshold level of performance below which no Incentive Award will be payable and a maximum incentive opportunity.


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                                   ARTICLE VI

           TARGET ALLOCATION, INCENTIVE ALLOCATION AND INCENTIVE AWARD

         6.1 Not later than 90 days after the beginning of any Year, the Committee shall determine each Participant's Target Allocation for that Year as a percentage of his or her salary for the Year, assuming that the Performance Goals for the Participant are fully met. A Participant's Performance Goals and Target Allocation shall preclude discretion on the part of the Committee to increase the amount payable under the Plan to the Participant to the extent that such discretion would be inconsistent with the requirements for "qualified performance-based compensation" under Section 162(m) of the Code.

         6.2 When the Committee has determined the Target Allocation for a Participant for any Year and the performance categories and criteria that establish his or her Performance Goals, it shall communicate this information to the Participant.

         6.3 As soon as practicable following verification by the Company's independent public accountants of Earnings for any Year and receipt of information regarding the actual performance of Participants against their respective Performance Goals for the Year, the Committee shall certify (i) the amount, if any, by which Earnings for the Year exceeded the Corporate Threshold for the Year and (ii) the extent to which each Participant achieved his or her Performance Goals for the Year.

         6.4 Based on the information certified in accordance with Section 6.3, the Committee shall determine each Participant's Incentive Allocation for the Year by multiplying his or her Target Allocation for the Year by the percentage representing the extent of achievement of his or her Performance Goals for the Year.

         6.5 Notwithstanding the provisions of Section 6.4, the Committee may, in its discretion, reduce or eliminate a Participant's Incentive Allocation for any Year based on such objective or subjective criteria as it deems appropriate to take into account circumstances that could not have been anticipated when it established the Participant's Performance Goals for the Year. The amount of a Participant's Incentive Allocation as finally determined by the Committee shall constitute his or her Incentive Award for the Year; provided, however, that no Incentive Award for any Participant for any Year shall exceed 5 percent of Earnings for that Year.

         6.6 The Committee shall not be obligated to apply the entire Annual Incentive Pool for any Year to Participants' Incentive Awards. Any amount not so applied shall remain part of the general assets of the Company and shall not be carried over to the Annual Incentive Pool for any subsequent Year.


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                                   ARTICLE VII

                           PAYMENT OF INCENTIVE AWARDS

         7.1 Except as provided in Section 7.2, a Participant's Incentive Award for any Year shall be paid in a cash lump sum as soon as practicable following the Committee's determination of the amount in accordance with Article VI.

         7.2 From time to time, the Committee, in its discretion (under uniform rules applicable to all Participants), may offer Participants the opportunity to defer receipt of all or a portion of the Incentive Award for any Year. Any election to defer shall be made prior to the beginning of the Year except for the first Year that the Plan is in effect. Deferrals shall be in increments of 10 percent of the Participant's Target Allocation for the Year.

                  Deferred amounts are not forfeitable and shall be paid after termination of employment with the Company. They constitute unfunded general obligations of the Company.

                  Deferred amounts shall be credited with an interest equivalent amount until the time of final payment at a rate determined by the Committee from time to time. The sum of the amount deferred for any Year plus all interest equivalents shall be paid in a single sum or in up to 15 installments, as specified by the Participant when making the deferral election.

         7.3 Each Participant shall designate, in a manner prescribed by the Committee, a beneficiary to receive payments due under the Plan in the event of his or her death. If a Participant dies prior to the date of payment of his or her Incentive Award for any Year or to receipt of all amounts, if any, that were deferred, and if no properly designated beneficiary survives the Participant, the Incentive Award or any other amount due shall be paid to his or her estate or personal representative.

                                  ARTICLE VIII

                            TERMINATION OF EMPLOYMENT

         8.1 If a Participant's employment with the Company terminates by reason of retirement on or after attainment of age 65, death, Disability or Termination Without Cause, or for any other reason specifically approved in advance by the Committee, the Committee shall determine the Participant's Incentive Award as if he or she were employed for the entire Year, and the Participant shall be entitled to receive the Incentive Award prorated to the date of his or her termination of employment.

         8.2 If a Participant's employment with the Company terminates for any reason other than as provided in Section 8.1, he or she forfeits any right to receive an Incentive Award for the Year in which the termination occurs.


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                                   ARTICLE IX

                      TERMINATION AND AMENDMENT OF THE PLAN

         9.1 The Company reserves the right, by action of the Committee, to terminate the Plan at any time. Subject to such earlier termination, the Plan shall have a term of five years from its effective date.

         9.2 The Plan may be amended at any time, and from time to time, by a written document adopted by the Committee. No amendment shall be effective prior to approval by the Company's stockholders to the extent that such approval is required by Section 162(m) of the Code or is otherwise required by law.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 Nothing in the Plan shall confer upon any employee a right to continue in the employment of the Company or affect any right of the Company to terminate a Participant's employment.

         10.2 A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void.

         10.3 The Plan shall at all times be entirely unfunded, and no provision shall at any time be made to segregate assets of the Company for payment of any amounts hereunder. No Participant, beneficiary or other person shall have any interest in any particular assets of the Company by reason of the right to receive incentive compensation under the Plan. Participants and beneficiaries shall have only the rights of a general unsecured creditor of the Company.

         10.4 The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

         10.5 The Company shall be authorized to withhold from any award or payment it makes under the Plan to a Participant the amount of withholding taxes due with respect to such award or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

         10.6 Nothing in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval as may be necessary, and such arrangements may be either generally applicable or applicable only in specific cases.

         10.7 Participants shall not be required to make any payment or provide any consideration for awards under the Plan other than the rendering of services.


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